Exhibit 10.14

General Terms & Conditions

for Management Consultancy Services

provided by

Swapan Kataria

to

Crown LNG Holding AS

Revision 1.0

SK Consultancy Agreement	Page: 1 of 12

Contents

Clause 1 Definitions	3

Clause 2 Assignment	3

Clause 3 Consultant’s Obligations/Reporting/Employment Contract	4

Clause 4 Selection of Personnel	4

Clause 5 Working Hours and Manhour Recording	4

Clause 6 Compensation	4

Clause 7 Invoicing	5

Clause 8 Liability and Insurance	5

Clause 9 Confidentiality	7

Clause 10 Recruitment	7

Clause 11 Taxes and Duties	7

Clause 12 Intellectual Property Rights	7

Clause 13 Publicity	7

Clause 14 Demobilisation	7

Clause 15 Termination	8

Clause 16 Quality Assurance	8

Clause 17 Changes	8

Clause 18 Force Majeure	8

Clause 19 Offshore Work	8

Clause 20 Choice of Law and Dispute Resolution	8

Attachment 1 Service Order Form

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Clause 1 Definitions

1.1	Agreement means these General Terms and Conditions, together with the Service Order Form specifying additional terms for the Service.

1.2	Contractor means Crown LNG Holding AS (“CHO”)

1.3	Consultant means the person provided by Subcontractor to perform the Services.

1.4	Contractor Group means Contractor, it’s affiliated companies and subcontractors, and all of their respective employees.

1.5

Force Majeure means an occurrence beyond the control of the Party affected, provided that such Party could not reasonably have foreseen such occurrence at the time of entering into the Agreement and could not reasonably have avoided or overcome it or its consequences

1.6	Subcontractor shall mean Swapan Kataria (“SK”)

1.7	Subcontractor Group means Subcontractor, its affiliated companies and subcontractors, and all of their respective employees, including Consultant.

1.8	Third Party means any other party other than Contractor, the Client, Subcontractor and Consultant.

1.9	Services mean all activities performed by the Consultant provided by the Subcontractor under the Agreement

1.10	Site means any place where the Services are performed

Clause 2 Assignment

2.1

Subcontractor shall place the Consultant at the disposal of the Contractor for the performance of the Services at the Site in accordance with the terms of this Agreement. Neither party can derive any rights or obligations under the General Terms and Conditions without entering into the Service Order Form for each assignment.

2.2

Subcontractor shall have the full employer responsibility for the Consultant under any law applicable to the performance by Consultant of the Services, including without limitation responsibility pursuant to applicable employment, taxation and social security laws and regulations, but excluding health, safety and environmental laws and regulations applicable at the Site.

2.3	Subcontractor may not, in whole or in part, transfer any of its rights and obligations under the Agreement to a Third Party without the written consent of Contractor.

2.4	Subcontractor’s financing of the Agreement through a factoring company is allowed only if accepted in writing by Contractor.

2.5

Contractor may not, in whole or in part, transfer any of its right and obligations under the Agreement to the Client or another company in Contractor Group without the written consent of Subcontractor.

2.6

Subcontractor shall keep itself informed of and comply with all applicable laws and regulations and shall indemnify and hold Contractor Group and Client harmless against any claim or proceedings arising out of any violation thereof.

2.7

Subcontractor is obliged to follow reporting requirements with respect to matters governed by the Agreement that apply according to applicable laws and regulations, and any project or other requirements notified by Contractor from time to time including without limitation requirements relating to business ethics, confidentiality, safety, internal control and quality assurance.

2.8	Contractor shall ensure that the Consultant has a valid passport, as well as all required Visas, residency and work permits.

2.9

Contractor has the right to inspect all documents and matters concerning the Agreement throughout its duration and up to three (3) years after the Agreement expires. Said right of inspection also includes Subcontractor´s mandatory reporting to authorities and the due payment of wages and taxes and employer´s social security contributions with respect to the Consultant. Such right of inspection may be exercised by requiring Subcontractor to submit copies of relevant documents or by direct inspection of documents and records at Subcontractor´s premises.

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Clause 3 Consultant’s Obligations/Reporting/Employment Contract

3.1

Subject to the nature of the Services, and provided that the Consultant shall work side by side with the Contractor’s employees, the Consultant shall during the performance of the Services report to and comply with the instructions of Contractor’s representative(s) at the Site as notified by Contractor to Subcontractor. The Consultant is required to comply with all laws and statutory regulations applicable at the Site and all rules and instructions of which the Consultant have been advised by Contractor, Subcontractor or any Third Party responsible for the Site where the Services are performed.

3.2	Subcontractor shall notify Consultant of the requirements under this Agreement and shall ensure compliance by the Consultant with such requirements.

3.3	Unless otherwise stated in the Service Order Form, Subcontractor shall have an employment contract with the Consultant and such contracts shall be submitted to Contractor on request.

3.4	Subcontractor shall comply with regulation of 4. June 2008 no. 541 and any other applicable law and regulation.

Clause 4 Selection of Personnel

4.1

Subcontractor is responsible for ensuring that all information submitted to Contractor concerning the Consultant is correct, including, without limitation, the Consultant’s professional qualifications, education, experience, certificates and references. Subcontractor warrants that the Consultant has the required skills, qualifications and capabilities that are necessary for executing the Services.

4.2

All expenses for obtaining and renewing certificates, licenses, safety clearances, work permits, residence permits, etc. necessary for the performance of the Services shall be for Subcontractor’s account unless otherwise stated in the Service Order.

Clause 5 Working Hours and Manhour Recording

5.1

The Consultant shall comply with Contractor’s administrative systems for man-hour registration in all respects if so required, or otherwise be able to document hours worked as agreed with Contractor´s representative.

Clause 6 Compensation

6.1	The compensation for the Consultant is exclusive of VAT (mva) and shall be specified in the Service Order Form.

6.2

The agreed compensation shall cover all the expenses that Subcontractor incurs in connection with the Services, and no additional amounts may be invoiced unless agreed in writing between Contractor and Subcontractor.

6.3	Unless otherwise specified in the Service Order Form, the compensation shall include but not be limited to cover:

6.3.1

All wages, including special supplements, subsistence and other compensation associated with the Site location, and all personal taxes, social security contributions and other government levies payable with respect to such remuneration and allowances.

6.3.2	Mobilization and demobilization

6.3.3	Public holidays

6.3.4	Holiday pay

6.3.5	Wage during illness, military service and other leaves of absence

6.3.6	Insurance premiums and voluntary or obligatory pension contributions

6.3.7	Medical services

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6.3.8	Employer’s contributions and other applicable taxes and levies payable to public authorities

6.3.9	All fees to employer/employee organizations

6.3.10	Establishment and renewal of residence and immigration permits, work permits, certificates, licenses, health/vaccination certificates, etc.

6.3.11	All overhead or management fees

6.3.12	Risk and profit

6.4	Any hourly rate shall be the same for normal time and overtime. Deviation from this shall be expressly specified in the Service Order Form.

6.5	All rates and other compensations are fixed and without escalation for the duration of the assignment unless otherwise expressly stated in the Service Order Form.

6.6

Business travels authorized by Contractor in writing will be reimbursed in accordance with Contractor’s internal or project specific business travel regulations. The Consultant shall comply with Contractor’s administrative systems pertaining to business travel. However, where Consultant is already paid a subsistence allowance, there will be no double payment of subsistence or other allowances with respect to reimbursable business travel. Travel time outside normal working hours will be reimbursed by 100 % of the agreed rate, unless otherwise included in other compensation elements stated in the Service Order Form.

6.7

The Subcontractor declares that the Compensation includes all taxes, duties, royalties, fees and charges, including but not limited to corporate taxes, withholding taxes, value added taxes, service tax, payroll and employment tax payable by Subcontractor and/or Consultant relating to this Agreement.

Clause 7 Invoicing

7.1

Subcontractor shall submit one (1) original invoice, at least once per fiscal year. Other costs travel etc. shall be invoiced separately. Copy of invoice request / payment certificate as well as all relevant back-up documentation shall be attached to the invoice.

7.2

Payment of the undisputed amount of Subcontractor’s invoice shall be made 30 days after the cut-off date each month. Delayed payments will be subject to an interest rate of 12 Months NIBOR + 1% per annum. Invoice processing fees or similar will not be accepted.

7.3

Contractor may withhold without prior notice amounts which are incorrectly invoiced or inadequately documented, amounts to cover Contractor’s potential exposure to taxation or other authorities due to Subcontractor’s failure to document compliance with applicable laws and regulations, and also any other claims which Contractor has against Subcontractor under this Agreement or otherwise.

7.4

Goods or services provided by Contractor to Subcontractor or to the Consultant in accordance with this Agreement or by agreement between the parties hereto will be invoiced to Subcontractor according to Contractor’s internal routines. Contractor has the right to off-set such invoiced amounts against Subcontractor’s invoices in case of late payment by Subcontractor.

Clause 8 Liability and Insurance

8.1

Neither the Subcontractor nor the Contractor shall be liable for any failure to perform any of their obligations hereunder by reason of any cause what-so-ever by any nature and kind beyond their reasonable control.

8.2

Without prejudice to the first paragraph of this Section above the Subcontractor shall not be liable what-so-ever to the Contractor or any other company in the Contractor Group for any loss, damage, delay or expense of what-so-ever nature, whether direct or indirect (including but not limited to loss of profit) and how-so-ever arising in the course of performance of the services under this agreement, unless such liability is proven to result solely from the negligence, gross negligence or willful default of the Subcontractor or their employees or agents or sub-contractors employed by them in connection with the services under this Agreement in which case the manager’s liability for each incident or series of incident that gives rise to a claim or claims, shall never exceed a total amount of NOK 400,000.-

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8.3

Except to the extent and solely for the amount that the Subcontractor will be liable as set out in the second paragraph of this Section above, the Contractor hereby undertakes to keep the Subcontractor and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands and liabilities what-so-ever or how-so-ever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the services under this Agreement, and against and in respect of all costs, losses, damages and expenses, including legal costs and expenses on a full indemnity basis, which the Subcontractor may suffer or incur (either directly or indirectly) in the course of the performance of the services under this Agreement.

8.4

It is hereby expressly agreed that no employee or agent of the subcontractor (including every subcontractor from time to time employed by the Subcontractor) shall in any circumstances whatsoever be under any liability whatsoever to the Contractor or any other company in the Contractor Group for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Section, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Subcontractor or to which the Subcontractor are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Subcontractor acting as aforesaid and for the purpose of all the foregoing provisions of this Section the Subcontractor are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be his servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

8.5

The Contractor shall maintain the following insurances: Board Insurance, Liability Insurance, Insurance of Assets and customary insurances of the LNG assets. These insurances shall name the subcontractor and any sub-manager as co-insured and contain waivers of subrogation into claims against the subcontractor and any of its subcontractors, officers or employees.

8.6

Subcontractor shall have the full and entire employer’s responsibility for the Consultant during the assignment. Subcontractor shall indemnify and hold Contractor and Client harmless with respect to any expense, claim or proceeding arising out of Subcontractor’s failure to properly discharge its responsibility as employer. Subcontractor shall repair or improve any defects attributable to the Consultant’s performance of the Services.

8.7

Contractor shall indemnify and hold harmless Subcontractor Group against any loss or damage or expense arising out of the performance of the Services in respect of injury to or death of employees of Contractor Group or the Client, and loss of or damage to their own or their employees’ property, regardless of cause save that this indemnity shall not apply if the injury, loss or damage is caused by willful act or gross negligence of any person for whom Subcontractor has responsibility, including Subcontractor’s Employee(s).

8.8

Subcontractor shall indemnify and hold harmless Contractor Group and the Client against any loss or damage or expense arising out of the performance of the Services in respect of injury to or death of employees of Subcontractor Group, and loss of or damage to their own or their employees’ property, regardless of cause save that this indemnity shall not apply if the injury, loss or damage is caused by willful act or gross negligence of any person for whom Contractor Group has responsibility.

8.9

Notwithstanding anything to the contrary herein, neither party shall be liable to the other under contract, tort (including negligence) or otherwise, for indirect or Consequential Damages (as hereinafter defined) arising out of this Agreement or the performance of the Services. Consequential Damages shall mean indirect or special losses or damages as well as loss of earnings, loss of profit, loss of production and business interruption.

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Clause 9 Confidentiality

9.1

All information obtained or received by the Consultant with respect to the assignment or in connection with the Services shall be treated as confidential and shall not be disclosed by Consultant to Subcontractor or Third Parties except with the prior written approval of Contractor.

9.2

All information obtained or received by the Subcontractor with respect to the assignment or in connection with the Services shall be treated as confidential and shall not be disclosed by Subcontractor to Third Parties except with the prior written approval of Contractor.

9.3	The above confidentiality obligations do not apply to information that:

9.3.1	is part of the public domain, or

9.3.2	becomes part of the public domain other than through the fault of receiving party, or

9.3.3	is required to be disclosed to Third Parties according to applicable laws or regulations,

9.1

The Subcontractor shall if required, ensure that Consultant signs a separate confidentiality agreement with Contractor in the terms stated in this Agreement, and will also require Consultant to sign any further confidentiality agreements required by Client or any Third Party with responsibility for the Site or activities at the Site.

9.4	Neither Subcontractor nor Consultant shall reproduce documents or data relating to the Services except to the extent necessary for the performance by the Consultant of the Services.

Clause 10 Recruitment

10.1	Subcontractor shall refrain from actively recruiting Contractor’s personnel.

10.2	Subcontractor shall refrain from actively recruiting personnel from other subcontractors engaged by Contractor.

10.3	Contractor shall refrain from actively recruiting Subcontractor’s personnel, unless agreed otherwise.

Clause 11 Taxes and Duties

11.1

Subcontractor is responsible for ensuring that the Consultant is registered with the relevant tax assessment authorities and has submitted a valid tax withholding card, and that all taxes and duties are paid according to current rules and regulations. For non-Norwegian citizens working in Norway, Subcontractor is also responsible for ensuring that the Consultant has a valid passport as well as residency and work permits.

11.2

As the Consultant’s employer, Subcontractor is responsible for paying tax withholdings and employers’ contribution according to Section 4 of the Payment and Collection of Taxes Act , and Section 17.2 of the National Insurance Act.

Clause 12 Intellectual Property Rights

12.1

All inventions and intellectual property rights arising out of the Services shall be the property of Contractor subject to Contractor’s obligation to pay compensation to the inventor in accordance with any mandatory law applicable to Consultant’s employment contract. Subcontractor shall require Consultant to sign any assignments or other documents necessary for the aforesaid rights to be assigned to Contractor.

Clause 13 Publicity

13.1	Subcontractor shall not publish information or make any public announcements concerning the Agreement without Contractor’s prior written approval. Such approval shall not be unreasonably withheld.

Clause 14 Demobilization

14.1

Subject to the provisions of clause 5 above, and unless otherwise stated in the Service Order Form, Contractor shall give at least four (4) weeks prior written notice of demobilization of the Consultant. However, this does not apply if demobilization occurs within seven (7) days before or after the agreed termination date stated in the Service Order Form.

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If Contractor demobilizes the Consultant in conflict with the above, then Contractor shall compensate the documented additional costs incurred by Subcontractor as a direct result thereof.

14.2

Subcontractor shall notify Contractor in writing at least four (4) weeks before demobilizing the Consultant except where demobilization is necessary due to serious illness of Consultant, and this is documented by doctor’s certificate. Demobilization on shorter notice may only take place subject to Contractor’s prior written consent.

Clause 15 Termination

15.1	In the event that the Subcontractor is in material breach of any of its obligations under the Agreement, Contractor may terminate the Agreement, in writing, with immediate effect.

Clause 16 Quality Assurance

16.1	Consultant shall, while carrying out the Services, comply with Contractor’s system for quality management and all health, safety and environment procedures applicable at the Site.

Clause 17 Changes

17.1

Contractor may not change the Service Order Form scope, duration, and position without changing the other terms of the Agreement without prior written consent of Subcontractor. Such changes may entail higher costs for Subcontractor, and Contractor will compensate such higher costs subject to documentation by Subcontractor and agreement between the parties.

Clause 18 Force Majeure

18.1

Neither of the Parties shall be deemed in breach of its obligations according under the Agreement to the extent as it can be proven that compliance of the obligation has been prevented by Force Majeure.

18.2	The Party invoking Force Majeure shall without undue delay after the Force Majeure situation has occurred, notify the other Party in writing of the Force Majeure situation.

18.3

In case of Force Majeure, each of the Parties shall cover their own costs due to the Force Majeure situation and Subcontractor shall not be entitled to payment for Services which are suspended due to Force Majeure.

Clause 19 Offshore Work

19.1	Not Applicable

Clause 20 Choice of Law and Dispute Resolution

20.1	This Agreement shall be governed by Norwegian law.

20.2

Any dispute between the Parties in connection with the Agreement that cannot be settled by negotiation shall be finally determined by court proceedings unless the Participants agree otherwise. Any court proceeding shall be brought before Oslo City Court, Norway, and the dispute shall be settled in accordance with Norwegian law.

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SERVICE ORDER FORM

Swapan Kataria

[***]

[***]

Canada

Att.		Date: 2019-11-01

ORDER:	REVISION:

Contract ref.:

In accordance with Contract number [to be inserted] Crown LNG Holding AS hereby requests Supplier to perform the Service in accordance with the Agreement, including the provisions of this Service Order Form.

Supplier #	:	TBD

Name	:	Swapan Kataria

Org. Unit	:	Crown LNG Holding AS

Position	:	Managing Director / Daglig Leder Crown LNG India AS “CIO” and Chief Sales Officer (CSO) for Crown LNG Group.

Project No. /Name	:	Managing Director of CIO and CSO of CHO Group of companies

Job description	:

To assist the company in planning and implementing it’s Global Sales strategy.

The provision of appointed as President (and/or managing director) of the Contractor and the relevant companies in the Contractor Group.

The provision of appointed as Chief Sales Officer (CSO) of the Contractor and the relevant companies in the Contractor Group.

The provision of services relating to the day-to-day running of the Sales department of the Contractor and the relevant companies in the Contractor Group which are normally performed by the managing director of a limited company in accordance with Norwegian law (c.f. Norwegian Limited Companies Act § 6-14) and to represent the relevant company in such matters where the Subcontractor is authorised to act on behalf of the Contractor and such other relevant companies in the Contractor Group.

The provision of management of the sales teams of the Contractor and the relevant companies in the Contractor Group in various parts of the world.

The sales management and team development & management shall also include the right to enter into further subcontractor agreements, interest sharing agreements, financial investment agreements, and other agreements in respect of sales and Terminal usage instruments, always subject to the authorisation of the Board of Directors of the Contractor in any case or in accordance with the Decision Guides and Manuals approved from time to time by the Board of Directors of the Contractor.

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All moneys collected by the Subcontractor under the terms of this Agreement and any interest thereon, shall be held to the credit of the Contractor. All expenses incurred by the Subcontractor under the terms of this Agreement on behalf of the relevant company in the Contractor Group or for the account of that company in the Contractor Group, may be debited to such accounts of the relevant company, but failing which the expenses shall remain payable by the Contractor to the Subcontractor on demand.

The Contractor shall be responsible for paying on behalf of the relevant company in the Contractor Group, all expenses and costs incurred in the over-all management of the services hereunder.

As part of the services described in Section (e) above, the subcontractor shall negotiate Sales and Lease Agreements on behalf of the Contractor and shall sign such Agreements after having been so authorised in advance by the Board of Directors of the Contractor. The subcontractor shall without the prior approval of the Board of Directors of the Contractor, be authorised to enter into such Agreements of up to USD 10 million (ten million United States dollars) with a duration of less than 12 months.

Guarantees and other financial commitments can only be given and entered into without the prior approval of the Board of Directors of the Contractor for amounts up to USD 10 million per year. No mortgage can be executed over the LNG assets without the approval of the Board of Directors of the relevant company in the Contractor Group.

The provision of such Sales strategies and development plans as the Contractor may instruct, including long- and short-term deliverables, long term sales forecasts, status reports and projections, statutory reports for the relevant period, all as instructed by the Board of Directors of the Contractor from time to time.

The provision of the Sales leadership functions in respect of the various global development projects of the Contractor Group.

To assist the board, in the provision of services in respect of business development including production of investment analysis, financial and market evaluations and projections in order to provide the Contractor with the best available resources and tools for the Contractor’s investment decisions. The services include negotiation of the necessary agreements to exploit new business opportunities, including joint ventures and cooperation agreements with third parties and acquisition of LNG assets or other companies within the LNG business.

The subcontractor shall handle and settle all claims by third parties arising out of the services provided under the Agreement and keep the Contractor informed regarding any incident of which the subcontractor becomes aware and which gives or may give rise to claims or disputes involving third parties. The subcontractor shall as instructed by the Contractor bring or defend actions, suits and proceedings in connection with matters entrusted to the subcontractor according to this Agreement.

All such other matters that are delegated to the subcontractor by the Contractor.

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Establish an reporting mechsanism which meets the requirements of the Contractor and provide regular updates, reports and records in accordance therewith;

Maintain the records of all costs and expenditures incurred hereunder as well as data necessary or proper for the settlement of accounts between the parties.

The subcontractor shall ensure that the accounts of the Contractor and of the consolidated group of companies controlled by the Contractor are prepared and maintained in accordance with applicable legislation and regulations.

The subcontractor shall also prepare and deliver to the Contractor’s registered office quarterly Sales and development updates.

Site Location	:	Singapore, India, Canada, UK, USA

Resp. in Org. Unit	:	Chairperson of Contractor

Resp. in Project		N/A

Planned start date	:	01.01.2022

Planned end date	:	31.12.2028

• with option to extend the term, with 12 consecutive months, by giving 3 months’ prior written notice to Swapan Kataria.

Early termination	:

Either Party may terminate this agreement for any reason whatsoever during the term by giving prior notification in writing as follows;

• 2 months’ notification within 6 months of the planned start date

• 4 months’ notification after 6 months of the planned start date

If the agreement is terminated by Crown for other reasons than breach of contract by SK, SK will be paid the fee for the full notification period and for an additional period of 6 months after termination.

Either Party may terminate this agreement during the term with immediate effect by giving prior notification in writing;

a) if the other Party is declared bankrupt or judicial procedures have been initiated to that end; or

b) in case the other Party proposes to open debt-negotiations or requests any arrangement for the benefit of creditors; or

c) in case the other party stops or suspends payment of its debts or is unable to or admits inability to pay its debts as they fall due; or

d) in case of any change of control of the said company. By change of control is understood that a majority of the votes of the said company directly or indirectly is transferred to another legal entity.

Compensation	:	NOK 400.000, - per month excl. VAT.

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The fee will be adjusted for any sick-leave and / or vacation periods. The fee will be reduced for any sick-leave or vacation periods based on the number of days for sick-leave and / or vacation multiplied by the fee divided by 20 (average number of working days for a month). Working from home, even during sick-leave or vacation periods shall count as working days.

There will be no billing until the first external fundraise, or 4yrs; whichever happens first. The Fee is fixed until the 31st of December 2023. A yearly escalation of the fee shall be in accordance with the average salary adjustments by Swapan Kataria.

PO No./PO Item	:	TBD

Comments	:

Other Conditions	:	Travel and accommodation to be paid for according to cost.

For Crown LNG Holding

AS :

Sign.	/s/ Joern Husemoen	Date.	10th January 2022

For Swapan Kataria:

Sign.	/s/ Swapan Kataria	Date.	10th January 2022

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